UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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PROVIDENT FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 20, 2025

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Provident Financial Holdings, Inc. The meeting will be held on Thursday, November 20, 2025, at 11:00 a.m., local time. Our 2025 Annual Meeting of Shareholders will be a virtual meeting conducted solely online via live webcast. The meeting can be attended by visiting https://meetnow.global/M5C9HY6. To participate in the annual meeting, registered shareholders will need the control number included on their proxy card and all other shareholders will need to follow the instructions that accompanied their proxy materials. There is no physical location for the annual meeting.

The Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations. Directors and officers will be present to respond to appropriate questions from shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote promptly. You may vote your shares via the Internet or a toll-free telephone number, or by completing and mailing the enclosed proxy card. If you attend the virtual meeting, you may vote even if you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Craig G. Blunden
Craig G. Blunden
Chairman

PROVIDENT FINANCIAL HOLDINGS, INC.

3756 Central Avenue

Riverside, California 92506

(951) 686-6060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on November 20, 2025

Notice is hereby given that the annual meeting of shareholders of Provident Financial Holdings, Inc. will be held on Thursday, November 20, 2025, at 11:00 a.m., local time, for the following purposes:

Proposal 1.	Election of three directors to each serve for a term of three years;

Proposal 2.	Advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Provident Financial Holdings, Inc. for the fiscal year ending June 30, 2026.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. As of the date of this notice, we are not aware of any other business to come before the meeting.

Our 2025 Annual Meeting of Shareholders will be a virtual meeting conducted solely online via live webcast. The meeting can be attended by visiting https://meetnow.global/M5C9HY6. To participate in the annual meeting, registered shareholders will need the control number included on their proxy card and all other shareholders will need to follow the instructions that accompanied their proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on November 20, 2025. Our Proxy Statement and Annual Report to Shareholders, are available at http://www.edocumentview.com/prov. The following materials are available for review: Proxy Statement; proxy card; and Annual Report to Shareholders.

The Board of Directors has fixed the close of business on October 6, 2025 as the record date for the annual meeting. This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof. To ensure that your shares are represented at the meeting, please take the time to vote by submitting your vote via the Internet or telephone, or by signing, dating and mailing the enclosed proxy card which is solicited by the Board of Directors. The proxy will not be used if you attend the virtual annual meeting and vote. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ PETER C. FAN
PETER C. FAN
Corporate Secretary

Riverside, California

October 20, 2025

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum. You may vote via the Internet or by telephone. Alternatively, a proxy card and self-addressed envelope are enclosed for your convenience. No postage is required if mailed in the United States.

PROXY STATEMENT

OF

PROVIDENT FINANCIAL HOLDINGS, INC.

3756 CENTRAL AVENUE

RIVERSIDE, CALIFORNIA 92506

ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 20, 2025

The Board of Directors of Provident Financial Holdings, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders. We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about October 20, 2025.

The information provided in this Proxy Statement relates to Provident Financial Holdings, Inc. and its wholly-owned subsidiary, Provident Savings Bank, F.S.B. Provident Financial Holdings, Inc. may also be referred to as “Provident” and Provident Savings Bank, F.S.B. may also be referred to as “Provident Savings Bank” or the “Bank.” References to “we,” “us” and “our” refer to Provident and, as the context requires, Provident Savings Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Our annual meeting will be held as follows:

Date:	Thursday, November 20, 2025
Time:	11:00 a.m., local time
Place:	Virtual meeting at https://meetnow.global/M5C9HY6

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of three directors to each serve for a term of three years.

Proposal 2.	Advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Provident Financial Holdings, Inc. for the fiscal year ending June 30, 2026.

We also will transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who Is Entitled to Vote?

We have fixed the close of business on October 6, 2025 as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Provident’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Provident common stock you own. On October 6, 2025, there were 6,503,511 shares of Provident common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. This answer provides voting instructions for shareholders of record. You are a shareholder of record if your shares of Provident common stock are held in your name. If you are a beneficial owner of Provident common stock held by a broker, bank or other nominee, please see the instructions below, under “What if My Shares Are Held in Street Name?”

Shares of Provident common stock can only be voted if the shareholder is present virtually or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the virtual annual meeting. You can always change your vote at the meeting if you are a shareholder of record by following the instructions on the proxy card.

Shareholders may vote by proxy via the Internet or a toll-free telephone number, or by mailing a proxy card. Voting instructions are included on your proxy card. Shares of Provident common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement and FOR the ratification of the appointment of the independent registered public accounting firm. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in street name by a broker, bank or other nominee, the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If your common stock is held in street name, you will receive instructions from the nominee that you must follow in order to have your shares voted. The nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this Proxy Statement. If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, shares not voted are treated as “broker non-votes.” The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you must register in advance to participate in the virtual annual meeting. To register to participate in the annual meeting, you must submit proof of your proxy power (legal proxy) reflecting your Provident holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on November 17, 2025. Requests for registration by email may be made by forwarding the email from the nominee who holds your shares, or attaching an image of your legal proxy and emailing it to legalproxy@computershare.com. Requests for registration by mail should be sent to Computershare, Provident Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain an employee stock ownership plan (“ESOP”) for the benefit of our employees. Each ESOP participant may instruct the ESOP trustee how to vote the shares of Provident common stock allocated to his or her account under the ESOP by completing the proxy card, which represents a voting instruction to the trustees. If an ESOP participant properly executes the proxy card, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions. Unallocated shares of Provident common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, virtually or by proxy, of at least a majority of the shares of Provident common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present virtually or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 30 days or more. An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast at the annual meeting by holders of Provident common stock. Accordingly, the three nominees for election as directors who receive the highest number of votes actually cast will be elected. Pursuant to our Certificate of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the three nominees receiving the greatest number of votes will be elected. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

The advisory (non-binding) vote to approve the compensation of our named executive officers requires the affirmative vote of the majority of the votes cast at the annual meeting by holders of Provident common stock. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve the compensation of our named executive officers as disclosed in this Proxy Statement.

Vote Required to Approve Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the annual meeting by holders of Provident common stock. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as Provident’s independent registered public accounting firm for the fiscal year ending June 30, 2026.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

●	submitting a new proxy with a later date;

●	notifying the Secretary of Provident in writing before the annual meeting that you have revoked your proxy; or

●	voting at the annual meeting.

If you plan to attend the virtual annual meeting and vote during the meeting, instructions for voting will be provided.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 6, 2025, the voting record date, information regarding share ownership of:

●	those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Provident’s common stock;

●	each director and director nominee of Provident;

●	each executive officer of Provident or Provident Savings Bank named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

●	all current directors and executive officers of Provident and Provident Savings Bank as a group.

Persons and groups who beneficially own in excess of five percent of Provident’s common stock are required to file with the Securities and Exchange Commission (“SEC”) reports disclosing their ownership pursuant to the Securities Exchange Act of 1934. To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Provident’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding (%)
Beneficial Owners of More Than 5% (Other than Directors and Executive Officers)
Provident Savings Bank, F.S.B. Employee Stock Ownership Plan Trust (2)	697,214		10.72
Dimensional Fund Advisors LP	497,958	(3)	7.66
M3 Funds, LLC	436,000	(4)	6.70
Raffles Associates, L.P.	393,420	(5)	6.05
Directors
Craig G. Blunden	240,319		3.70
Judy A. Carpenter	22,700		*
Debbi H. Guthrie	49,413		*
Brian N. Hawley	1,000		*
Kathy M. Michalak	10,500		*
William E. Thomas	123,241	(6)	1.89
Matthew E. Webb	1,000		*
Named Executive Officers
Donavon P. Ternes	222,220	(7)	3.42
David S. Weiant	19,994		*
Gwendolyn L. Wertz	21,951		*
All Executive Officers and Directors as a Group (12 persons)	756,990		11.49

*	Less than one percent of shares outstanding.
(1)	Shares held in accounts under the ESOP, as to which the holders have voting power but not investment power, are included as follows: Mr. Blunden, 36,085 shares; Mr. Ternes, 19,486 shares; Mr. Weiant, 14,982 shares; Ms. Wertz, 7,289 shares; and all directors and executive officers as a group, 83,243. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the close of business on the voting record date through the exercise of stock options granted pursuant to our stock option plans: Ms. Carpenter, Ms. Guthrie and Mr. Thomas, 17,500 shares each; Ms. Michalak, 9,500 shares; and all executive officers and directors as a group, 82,000 shares.
(2)	The address of the ESOP is 3756 Central Avenue, Riverside, CA 92506.
(3)	Based solely on a Schedule 13G/A dated February 14, 2024, reporting sole voting power over 491,461 shares and sole dispositive power over 497,958 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(4)	Based solely on a Schedule 13G/A dated February 12, 2025, reporting that M3 Funds, LLC, M3 Partners, LP, M3F, Inc., Jason A. Stock and William C. Waller have shared voting and dispositive power over the shares reported. The address of M3 Funds, LLC is 2070 E 2100 S, Suite 250, Salt Lake City, UT 84109.
(5)	Based solely on a Schedule 13G/A dated February 13, 2025, reporting sole voting and dispositive power over the shares reported. The address of Raffles Associates, L.P. is 5 Penn Plaza, 19th Floor, New York, NY 10001.
(6)	Includes 10,571 shares owned by the William E. Thomas, Inc. Profit Sharing Plan.
(7)	Includes 47,500 shares owned by Mr. Ternes’ spouse.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members and is divided into three classes. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. The Nominating and Corporate Governance Committee has nominated Debbi H. Guthrie, Kathy M. Michalak and Matthew E. Webb for election to three-year terms.

The table below sets forth information regarding each director of Provident and each nominee for director. The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for election as directors. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Debbi H. Guthrie, Kathy M. Michalak and Matthew E. Webb.

Name	Age as of June 30, 2025	Year First Elected or Appointed Director (1)	Term to Expire
Board Nominees
Debbi H. Guthrie	74	1994	2028 (2)
Kathy M. Michalak	70	2021	2028 (2)
Matthew E. Webb	66	2023	2028 (2)
Directors Continuing in Office
Craig G. Blunden	77	1975	2026
Brian N. Hawley	57	2023	2026
Judy A. Carpenter	68	2012	2027
William E. Thomas	76	1997	2027

(1)	For years prior to 1996, includes prior service on the Board of Directors of Provident Savings Bank.
(2)	Assuming reelection.

Set forth below is the principal occupation of each nominee for director and each director continuing in office, as well as a brief description of the qualifications, attributes, skills and areas of expertise of each nominee or director that makes the director uniquely qualified to serve on Provident’s Board of Directors. All nominees and directors have held their present positions for at least five years unless otherwise indicated.

Debbi H. Guthrie oversees all accounting and property management for her family’s real estate holdings and developments in Arizona, California, Idaho, Kentucky and Utah. She retired in late 2016 from her position as Executive Vice President and Chief Communications Officer of Raincross Hospitality Corporation, a company contracted by the City of Riverside to manage and operate the Riverside Convention Center, Riverside Convention & Visitors Bureau and the Riverside Sports Commission. Prior to her position there, she was the President/Chief Financial Officer and Responsible Managing Officer of Roy O. Huffman Roof Company with which she was associated from 1971 until she sold the company in 2004. Ms. Guthrie continues to be actively involved in leadership positions in multiple community organizations in Inland Southern California. Ms. Guthrie serves on our Personnel/Compensation Committee and Nominating and Corporate Governance Committee. As an effective community leader, successful business owner and highly efficient manager, she has a broad range of experience that has resulted in her unique knowledge of the financial needs of businesses and homeowners in the markets and communities we serve.

Kathy M. Michalak served as Executive Director of Habitat for Humanity Riverside, a non-profit that builds and repairs homes for those in need, from April 2014 until her retirement on July 1, 2022. From June 2010 to April

2014, she was the Construction Supervisor for Habitat for Humanity Riverside. Prior to that, she worked for 35 years in the newspaper industry, holding positions in circulation, sales and marketing. Ms. Michalak is a member of the Board of Directors and Vice Chair of Marketing and Membership of the Greater Riverside Chambers of Commerce. She is also a member of Soroptimist International of Riverside, and previously served as the Commissioner of the Community Action Partnership of Riverside County. Ms. Michalak serves on our Audit Committee and Nominating and Corporate Governance Committee. Ms. Michalak brings a unique perspective to Provident’s Board of Directors based on her knowledge of affordable housing in Provident’s market area, as well as her proven leadership skills and extensive community involvement.

Matthew E. Webb has been the President and Chief Executive Officer and a director of Albert A. Webb Associates since 1999. Albert A. Webb Associates provides multi-discipline consulting expertise to a wide array of clients including cities, water and special districts, counties, regional agencies, and commercial/industrial and residential developers. Mr. Webb graduated from Stanford University with a Bachelors and Masters of Science in Civil Engineering. He holds triple registrations and/or licenses in civil engineering, traffic engineering, and land surveying in the state of California. He is also a registered civil engineer in Arizona, Nevada, Colorado, and Hawaii. Mr. Webb is an active member of the Riverside community. He currently serves as a director of the Monday Morning Group and serves on several boards, including Riverside Community Hospital Board, the Greater Riverside Chambers of Commerce Board, and the Riverside Unified School District Foundation Board. He formerly served as Chairman of the Inland Empire American Heart Association and is a former member of both the County of Riverside and City of Riverside General Plan Advisory Committees. Mr. Webb remains active in many of the community organizations he has led. During his leadership and service to these and other organizations, Mr. Webb has served on numerous governance committees and boards while acquiring a deep understanding of the community. As an advocate for the Inland Empire, Mr. Webb spends much of his time representing the citizens of our region on a variety of issues related to transportation, the environment, planning and civil engineering before local, state, and national representatives. Mr. Webb serves on our Audit Committee and Nominating and Corporate Governance Committee. He brings a unique knowledge of the evolving challenges and solutions facing the ongoing growth and development of the Inland Empire.

Craig G. Blunden has been associated with Provident Savings Bank since 1974, currently serving as Chairman of the Board of the Bank and Provident, positions he has held since 1991 and 1996, respectively. Effective as of January 1, 2024, Mr. Blunden retired as Chief Executive Officer, becoming non-executive Chairman. He served as President of the Bank from 1991 until June 2011 and as President of Provident from its formation in 1996 until June 2011. Mr. Blunden also serves on the Board of Directors of the California Bankers Association. His long-standing commitment to community service includes leadership roles with the Greater Riverside Chambers of Commerce, Kiwanis Club of Riverside, United Way, and multiple university foundation boards. Mr. Blunden holds a Bachelor of Science in Finance from San Diego State University and a Master of Business Administration from the University of California, Riverside. Mr. Blunden is Chairman of our Long Range Planning Committee. Mr. Blunden has gained invaluable banking expertise in all areas of banking from his years of service in the financial services industry.

Brian N. Hawley is the founder and Chief Executive Officer of Luminex Software, Inc. Founded in Riverside, California in 1994, Luminex develops unique data storage products to tackle the complex challenges of storing, archiving, distributing, and protecting data for many of the Fortune 500, including major financial and securities institutions around the world. Additionally, Mr. Hawley is the Chief Executive Officer for two global cybersecurity companies, Netwitness and Fidelis Security. Mr. Hawley graduated from the University of California – Riverside with a Bachelors and Masters of Science in Computer Science. He is an active member of the Riverside community, having served as the Chairman of the University of California – Riverside Foundation, President of the Monday Morning Group, Chairman of the Greater Riverside Chambers of Commerce, and President of the Riverside Fox Theater Foundation. Currently, he is the Chairman of the Riverside ExCITE Technology Incubator, is the Treasurer for the Science Technology Education Partnership, and remains active in many of the community organizations he has led. During his leadership and service to these, and other organizations, Mr. Hawley has served on numerous governance committees and boards while acquiring a deep understanding of the community. Mr. Hawley serves on our Personnel/Compensation Committee and Nominating and Corporate Governance Committee. As a successful serial entrepreneur and business owner, he has a broad range of business experience. Mr. Hawley brings a unique knowledge of the evolving challenges and solutions facing information technology and infrastructure, particularly in the financial and securities industries.

Judy A. Carpenter is a retired healthcare executive, serving as an emeritus member of Akido Labs. Prior to retiring, Ms. Carpenter served as head of medical operations for Akido Labs. Prior to that, she served as the President and Chief Operating Officer for Riverside Medical Clinic, the largest physician-owned medical group in the Inland Empire, from 1999 to 2022. Ms. Carpenter is a graduate of California State Polytechnic University-Pomona in Business Administration with a major in Accounting, and is a Certified Public Accountant (inactive). Ms. Carpenter has over 40 years of healthcare industry experience, beginning with her career in public accounting and with Riverside Medical Clinic. Active in the community, she is a member of the Monday Morning Group and the Greater Riverside Chambers of Commerce. In addition, she is Past Chairman for the Greater Riverside Chambers of Commerce. Ms. Carpenter currently serves as Chair of our Audit Committee, and is a member of the Long Range Planning Committee and the Nominating and Corporate Governance Committee. Ms. Carpenter is uniquely qualified to serve on our Board of Directors with extensive business knowledge, financial expertise and unparalleled familiarity with our local markets and communities.

William E. Thomas is the Executive Vice President and General Counsel of The KPC Group (and its affiliates), which own and/or manage a diversified portfolio of hospitals, medical groups and healthcare management companies in Southern California. Prior to joining The KPC Group in 1998, Mr. Thomas was the founding and managing partner of a private law firm in Riverside, California. He currently serves as Lead Director, Chair of our Personnel/Compensation Committee and Nominating and Corporate Governance Committee, and serves on our Long Range Planning Committee. As a practicing attorney, Mr. Thomas has advised boards of directors on corporate governance, mergers and acquisitions and regulatory matters, providing the Board with a unique understanding of a broad range of legal and regulatory responsibilities.

BOARD OF DIRECTORS’ MEETINGS, BOARD COMMITTEES

AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of Provident and Provident Savings Bank conduct their business through board and committee meetings. During the fiscal year ended June 30, 2025, the Provident Board of Directors held 11 meetings and the Bank Board of Directors held 11 meetings. No director attended fewer than 91% of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

Provident’s Board of Directors has a standing Nominating and Corporate Governance Committee. The Boards of Directors of Provident and Provident Savings Bank have a joint Audit Committee and Personnel/Compensation Committee. Each of these committees has adopted a written charter, copies of which are available on our website at www.myprovident.com. We encourage shareholders to review our corporate governance documents which can be found on Provident’s website in the Investor Relations section. Click on Investor Relations, click on the dropdown box, select Corporate Overview, and click on Governance Documents. You will find:

●	Audit Committee Charter
●	Code of Ethics
●	Compensation Recovery Policy
●	Insider Trading Policy
●	Internal Audit Department Charter
●	Nominating and Corporate Governance Committee Charter
●	Personnel/Compensation Committee Charter

The table below reflects the directors’ memberships on each of our Board committees.

Name	Audit Committee	Long Range Planning Committee	Nominating and Corporate Governance Committee	Personnel/ Compensation Committee
Craig G. Blunden		Chair
Judy A. Carpenter	Chair	X	X
Debbi H. Guthrie			X	X
Brian N. Hawley			X	X
Kathy M. Michalak	X		X
William E. Thomas		X	Chair	Chair
Matthew E. Webb	X		X

Audit Committee. The Audit Committee is responsible for reviewing the adequacy of our system of internal accounting controls, approving the services provided by our independent registered public accounting firm and meeting with the firm to discuss the results of the annual audit and any related matters. The Audit Committee has a charter which specifies its obligations and the Committee believes it has fulfilled its responsibilities under the charter. Each member of the Audit Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq. The Audit Committee members do not have any relationship with us that may interfere with the exercise of their independence from management and Provident. None of the Audit Committee members are current officers or employees of Provident or its affiliates. Ms. Carpenter meets the definition of “audit committee financial expert,” as defined by the SEC. The Audit Committee met four times during the fiscal year ended June 30, 2025.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee selects the nominees for election as directors. The Committee also assists the Board in identifying individuals to become Board members and in developing and implementing corporate governance policies. Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq. The Nominating and Corporate Governance Committee met once during the fiscal year ended June 30, 2025.

Only those nominations made by the Nominating and Corporate Governance Committee or properly presented by shareholders will be voted upon at the annual meeting of shareholders. In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business; involvement in local community, business and civic affairs; record of accomplishment in his or her chosen field; depth and breadth of experience at an executive, policy-making level; personal and professional ethics, integrity and values; absence of real and perceived conflicts of interest; ability and willingness to devote sufficient time to become knowledgeable about Provident and to effectively carry out the duties and responsibilities of service; ability to attend all or almost all Board meetings in person; ability to develop a good working relationship with other Board members; ability to contribute to the Board’s working relationship with senior management; and whether the candidate would provide for adequate representation of Provident Savings Bank’s market area. Any nominee for director made by the Committee must be highly qualified with regard to some or all of these attributes. Finally, viewpoint, skill, education, values, race, gender, ethnicity, national origin and culture are considered to provide for diversity on our Board of Directors. The diversity factors are considered when the Nominating and Corporate Governance Committee and Board are seeking to fill a vacancy or new seat on the Board. In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates. The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Provident. Although the Committee’s charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by our shareholders in accordance with Provident’s Certificate of Incorporation. Because the Certificate of Incorporation provides a process for shareholder nominations, the Committee does not feel it is necessary to provide for shareholder nominations of directors in a charter. If a shareholder submits a proposed nominee, the Committee will consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee will evaluate its nominees for director. For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

Personnel/Compensation Committee. The Personnel/Compensation Committee is responsible for establishing and implementing all compensation policies of Provident, Provident Savings Bank and its subsidiaries and may delegate lower level policies and procedures to the Human Resource Department. The Committee is also responsible for evaluating the performance of the Chief Executive Officer of the Bank and approving an appropriate compensation level. The Chief Executive Officer evaluates the performance of all senior officers of the Bank and recommends to the Committee individual compensation levels for approval by the Committee. The Committee met four times during the fiscal year ended June 30, 2025.

Leadership Structure

Separation of Roles. The positions of Chairman of the Board and Chief Executive Officer are held by different people, which has been the case since Craig G. Blunden’s transition from Chairman and Chief Executive Officer to non-executive Chairman in January 2024. The Board has determined that it is in the best interests of Provident not to have a policy regarding the separation of these roles, allowing the Board greater flexibility to establish a leadership structure that fits the needs of Provident at any particular point in time. The current structure allows the President and Chief Executive Officer to focus on the day-to-day business of Provident, while the Chairman leads the Board. We recognize that Mr. Blunden is not considered an independent director and the Board will therefore continue to appoint a lead independent director.

Lead Independent Director. Director Thomas currently serves as the lead independent director. The lead independent director serves as liaison between independent directors and the full Board in discussing issues from the executive sessions of independent directors, ensuring the flow of information and working in unison with the non-executive Chairman and the Chief Executive Officer. He is charged with leading the Board’s independent directors to engagement and consensus, and ensuring that independent consensus is heard and implemented regarding substantive business matters and governance issues. The lead independent director has the authority to authorize retention of outside advisors who report directly to the Board. The lead independent director is an important point of contact for shareholders to raise issues and concerns where contact with the non-executive Chairman, Chief Executive Officer or others has failed to resolve concerns.

Executive Sessions. In addition to having a lead independent director, the Board of Directors and the Audit and Personnel/Compensation committees routinely meet in executive session without management. Executive sessions are held after each regularly scheduled meeting. Executive sessions of the Board are led by the lead independent director and executive sessions of committees are led by each committee’s chair.

Board Involvement in Risk Management Process

We believe that effective risk management is of primary importance to the success of Provident. We have a comprehensive risk management process that monitors, evaluates and manages the risks we assume in conducting our activities. Our Board’s oversight of the risk management process is conducted through:

●	the responsibilities of the Board’s standing committees;

●	Board-approved policies and procedures that limit the risk exposure of certain business activities;

●	periodic reports from management to ensure compliance with and evaluate the effectiveness of risk limits and controls;

●	employees who oversee day-to-day risk management duties, including the internal audit personnel who report directly to the Audit Committee and Compliance Officer;

●	selecting, evaluating, and retaining competent senior management; and

●	approval of long- and short-term business objectives and goals contained in the Board-approved business plan.

Directors keep themselves informed of the activities and condition of Provident and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor’s findings and recommendations, and regulatory communications. Directors stay abreast of general industry trends and statutory and regulatory developments by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance. The Board of Directors is cognizant of its responsibility to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the rules of Nasdaq with respect to corporate governance. The Board and its committees continually evaluate and improve our corporate governance principles and policies. In response to requirements, best practices, and conversations with shareholders and proxy advisory firms, we have adopted a wide variety of corporate governance measures, including the following:

What We Do
✓ 6 of 7 directors are independent	✓ Restriction on hedging Provident stock
✓ Lead independent director	✓ Restriction on pledging Provident stock
✓ Executive sessions of Board and Board committees	✓ Clawback policy documented in each incentive compensation plan
✓ Annual shareholder engagement program since 2020	✓ Stock ownership/retention policy for directors and senior officers
✓ Compensation Recovery Policy	✓ Insider Trading Policy

Director Independence. Our common stock is listed on the Nasdaq Global Select Market. In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors. The Board has determined that six of our seven directors are independent, as defined by Nasdaq. Directors Carpenter, Guthrie, Hawley, Michalak, Thomas and Webb are all independent. Only Craig Blunden, who is our Chairman, is not independent.

Code of Ethics. On June 30, 1995, the Board of Directors initially adopted and approved a Code of Ethics. Subsequently, the Code of Ethics has been reviewed and approved by the Board of Directors each year, with the Board most recently having reviewed and approved the Code of Ethics on June 26, 2025. The Code is applicable to our employees, including our Chief Executive Officer, Chief Financial Officer, Controller and senior management, as well as our Board of Directors, and requires individuals to maintain the highest standards of professional conduct. A copy of the Code of Ethics is available on our website at www.myprovident.com.

Shareholder Communication with the Board of Directors. The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors may do so by mailing a letter marked “Confidential” to the Board of Directors, Provident Financial Holdings, Inc., 3756 Central Avenue, Riverside, California 92506. Any communication must state the number of shares beneficially owned by the shareholder initiating the communication.

Annual Meeting Attendance by Directors. We do not have a policy regarding Board member attendance at the annual meetings of shareholders. All members of the Board of Directors attended the 2024 annual meeting of shareholders, with the exception of Mr. Thomas, whose absence was excused.

Certain Relationships and Related Transactions. During the year ended June 30, 2025, neither Provident nor Provident Savings Bank participated in any transactions, or proposed transactions, in which the amount involved exceeded $120,000 and in which any related person had a direct or indirect material interest.

Shareholder Engagement. Management and the Board of Directors believe that effective corporate governance should include communication with shareholders and responsiveness to shareholder concerns. In July 2025, we began our sixth shareholder engagement program, sending a questionnaire to our 20 largest shareholders, who represented approximately 48% of Provident’s outstanding shares at the time. We asked the following questions and stated in the cover letter that responses would be reviewed by the Board of Directors:

●	Is there any information in our public filings we do not provide that would be helpful for your assessment of our company?

●	Do you have any concerns with Provident’s alignment of company performance with executive pay?

●	Do you have any concerns with the calculation of severance payments for executive officers in connection with a change in control?

●	If there are concerns in response to the two questions immediately above, are there specific recommendations, strategies, or practices you would like to see considered?

●	Do our corporate governance practices meet your expectations?

●	Is our Board structure appropriate?

●	We believe we have implemented solid internal control and audit functions within the company. Do you have any concerns with our audit practices?

●	Do you have any other suggestions as it pertains to corporate governance or other practices that would be helpful to management or the Board? Your comments, suggestions and feedback will be shared with the Board of Directors.

We received several responses. The shareholders who responded did not express concerns regarding corporate governance, executive compensation, board structure or individual directors. Responses included requests for additional disclosure, which has been included in this proxy statement. Disclosure enhancements include the following:

Disclosure	Location
List of corporate governance documents available for review on Provident’s website and directions for access	Page 9
New table providing convenient disclosure of directors’ memberships on Board committees	Page 9
Additional detail regarding the duties and responsibilities of the lead independent director	Page 11
What We Do table added to describe corporate governance practices implemented	Page 12
New Succession Planning disclosure	Page 14
New Board Education disclosure	Page 14
Enhanced disclosure outlining policies for the recovery of incentive compensation	Page 15
New disclosure regarding eligibility, purpose and frequency of equity-based compensation for directors	Page 16
Clarification of minimum financial goals required to trigger award of executive incentive compensation	Page 19

During the past few years, in the meetings we held with shareholders, we specifically inquired about our executive compensation practices as a result of low approval percentage on the shareholder say-on-pay vote in recent years. We outlined for meeting participants that the Section 280G Internal Revenue Code definition of base salary has been modified to exclude gains on equity awards (stock option exercise and stock award vesting) in the change in control section of the employment agreement with the President and Chief Executive Officer. We also described that the prior Chief Executive Officer’s legacy employment agreement containing the prior Section 280G Internal Revenue Code definition of base salary including gains on equity awards was rescinded on January 1, 2024. In addition, we discussed that we believe the pay for performance evaluations conducted by the proxy advisory firms generally found alignment of our Chief Executive Officer pay and company performance in comparison to the derived peer group selected by the proxy advisory firms. In the meetings we held and after significant discussion, there were no material compensation concerns expressed regarding our executive compensation policies. This has also been our historical experience when discussing executive compensation with shareholders, but we are not satisfied with the low approval percentage of the past say-on-pay votes and will continue to prioritize executive compensation as a discussion point in our shareholder interactions and would invite shareholders to contact us on this matter.

Another important topic that was raised by a shareholder during one of these meetings is the expectation that executive officers and directors have significant stock ownership in Provident. We pointed out the stock ownership policy and retention guidelines we adopted in June 2021 and that approximately 11 percent of our outstanding common stock is held by executive officers and directors as a group as disclosed in last year’s annual meeting proxy statement. After this discussion, the shareholder was satisfied with our policy, guidelines, and executive officer and director ownership.

We have also been asked about our views regarding mergers and acquisitions and have responded that the members of the Board of Directors take their fiduciary duties seriously. The Board has established a long range planning committee to consider such matters and at least annually hosts presentations from investment banking professionals describing the current and future operating environment which includes segments on mergers and acquisitions, fundamental drivers of creating shareholder value, the California banking landscape, and an assessment of the Provident franchise, among other topics. The Board of Directors is open to all discussions that will enhance franchise and shareholder value.

In the past we have been asked about the average age and tenure of directors. We described our belief that continuity of leadership is an important factor to implement long term strategies and that long term institutional knowledge, including during poor economic conditions such as recessions, provides experience when dealing with challenging banking conditions and adverse economic cycles. We also recognize that refreshing leadership is important and note that in the last four years, we have nominated and shareholders have elected three new independent directors with outstanding qualifications to replace retiring directors.

Hedging and Pledging Policy. Provident prohibits its directors and senior officers from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Provident’s equity securities. Provident also prohibits its directors and senior financial officers from holding Provident securities in a margin account or pledging Provident securities as collateral for a loan.

Succession Planning. The Board of Directors provides oversight of succession planning to ensure leadership continuity, organizational stability and that incoming leadership has the right blend of skills, experience, and diversity of thought to guide Provident’s long-term strategy. The Board of Directors has delegated the authority to the Personnel/Compensation Committee for assessing the Chief Executive Officer’s performance and development. Similarly, the Personnel/Compensation Committee has charged the Chief Executive Officer and the Human Resources department with identifying and developing managers who could benefit from career development, coaching, and mentoring with a goal of assuming future leadership positions and prolonging their tenure with Provident. As a result, each year each senior manager identifies promising staff and ranks them in a succession planning grid to identify strengths and weaknesses and developmental progress from the prior year which also serves as a contingency plan for unexpected leadership changes.

Since January 2024, the Board of Directors has completed the Chief Executive Officer transition with an internal candidate and the Chief Executive Officer has completed the transition of three senior officers with external candidates. The Board of Directors believes that the transitions in senior management were accomplished in an effective manner and that each senior manager is well qualified to fulfill the duties and responsibilities of their specific role.

Board Education. The Board of Directors encourages continuing education for directors regarding their duties and responsibilities. Directors attend conferences, webinars and subscribe to periodicals. In support of continuing education, Provident incurs reasonable expenses to facilitate educational and professional development programs or any voluntary programs the directors may deem appropriate. Additionally, guest speakers attend the annual Board retreat to present on various matters including corporate governance, risk management, the current economic environment, the current state of the banking industry, mergers and acquisitions, capital market trends, a franchise overview, strategic opportunities, capital management, and the current regulatory environment, among other topics. Also, each division manager annually prepares a presentation to directors and meets with directors to describe specific division opportunities and challenges. In many cases, these presentations include outlines of new products and services, technologies, efficiencies, and changes to existing products and services, among other topics. The presentations provide directors an opportunity to engage with senior management and learn about top-of-mind issues.

Stock Ownership Policy and Retention Guidelines

In 2021, we adopted stock ownership guidelines for our directors and senior officers to encourage them to build their ownership position in our common stock over time. The guidelines are framed in terms of stock value as a percentage of the base cash retainer or base salary.

Position	Stock Value as a Percentage of Base Cash Retainer or Base Salary
Director	300%
Chief Executive Officer	300%
President	200%
Senior Officer	100%

For incumbent directors and senior officers (senior vice presidents and above), the closing price of Provident’s stock on June 30, 2021 and the person’s ownership position on that date was used for the purposes of determining compliance with the stock ownership guidelines and to begin the five-year timeline to achieve compliance. As of June 30, 2025, all directors and senior officers were in compliance with the stock ownership guidelines. For new directors and senior officers, the date appointed to the Board of Directors, the employment date, or the promotion date will be used to establish the stock ownership threshold and begin the five-year timeline to achieve compliance with the stock ownership guidelines.

Under the stock ownership guidelines, once a director or senior officer attains his or her individual ownership level, he or she will remain in compliance with these guidelines despite future changes in the stock price, base cash retainer, or base salary, as long as his or her holdings do not decline below the recommended number of shares at the time the stock ownership guidelines were met. Shares counted toward the guidelines include those held by the executive directly or through a broker, shares held in the Employee Stock Ownership Plan, in-the-money unexercised exercisable stock options, and unvested restricted stock.

We have adopted stock retention guidelines for our directors and senior officers. Each director or executive is required to retain 50% of the net shares (after payment of the applicable exercise price (if any), fees, and taxes) acquired upon the exercise of stock options or vesting of restricted stock. The director or executive is required to hold such shares until the date that he or she satisfies our stock ownership guidelines; shares may not be sold if they would cause the director or executive to not meet the stock retention guidelines. Exceptions may apply for donations of stock to charities, educational institutions or family foundations and for sales or divisions of property in the case of divorce, disability or death. Waivers may be granted in exceptional circumstances.

Compensation Recovery. Effective November 28, 2023, the Board of Directors adopted the Provident Financial Holdings, Inc. Compensation Recovery Policy in accordance with the applicable rules of Section 10D of the Securities Exchange Act, Rule 10D-1 under the Securities Exchange Act and Nasdaq Listing Rule 5608, to provide for the recovery of certain incentive compensation in the event of an accounting restatement of Provident’s financial statements due to material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The policy applies to Provident’s current and former executive officers, including the named executive officers, and is administered by the Personnel/Compensation Committee.

In addition to adoption of the Compensation Recovery Policy, the Chief Executive Officer’s employment agreement and our annual incentive plan for senior officers contain additional provisions regarding recovery of incentive compensation. Provident Savings Bank may seek to recover at any time all or any portion of a bonus paid in the event it discovers (a) unreasonable risk-taking by the employee, (b) risk-taking by the employee not specifically approved by the Board of Directors, (c) actions or omissions by the employee in conflict with the Bank’s policies and procedures, or (d) in the event the Bank’s financial statements are subject to restatement due to misconduct, to the extent permitted by governing law.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors for the fiscal year ended June 30, 2025. Directors did not receive non-equity incentive compensation or nonqualified deferred compensation earnings, nor do they have pensions; therefore, these columns have been omitted from the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Craig G. Blunden	46,866	--	--	2,542,732	2,589,598
Judy A. Carpenter	40,000	--	--	--	40,000
Debbi H. Guthrie	39,700	--	--	--	39,700
Brian N. Hawley	39,600	--	--	--	39,600
Kathy M. Michalak	39,600	--	--	--	39,600
William E. Thomas	39,900	--	--	--	39,900
Matthew E. Webb	39,600	--	--	--	39,600

(1)	Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation –– Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 11 of the Notes to Consolidated Financial Statements in Provident’s Annual Report on Form 10-K for the year ended June 30, 2025. At June 30, 2025, Mr. Blunden had 3,750 shares of restricted stock outstanding and the other directors had none. At June 30, 2025, the directors had the following number of stock options outstanding: Mr. Blunden, 10,000; Ms. Carpenter, 30,000; Ms. Guthrie, 30,000; Mr. Hawley, 24,000; Ms. Michalak, 29,000; Mr. Thomas, 30,000; and Mr. Webb, 24,000.
(2)	All other compensation for Mr. Blunden is comprised of a $2,535,515 lump-sum payment to satisfy the Bank’s obligations associated with Mr. Blunden’s Supplemental Executive Retirement Plan and $7,217 for the personal use of a company automobile.

Board Fees

Directors receive a monthly retainer of $3,333, a fee of $400 for each committee meeting attended and a fee of $1,000 for each special board meeting attended. Committee chairs receive a fee of $500 per committee meeting attended. No separate fees are paid for service on Provident Savings Bank’s Board of Directors.

In addition to the monthly retainer and committee meeting fees, directors are eligible to receive equity-based compensation. The Personnel/Compensation Committee considers new equity awards each year and has historically awarded new grants every one to four years, which has averaged approximately every three years. The Personnel/Compensation Committee considers equity-based compensation as a long-term incentive compensation tool and awards are generally made with a multiple-year vesting schedule. Director awards are primarily in the form of stock options and the per share exercise price of an option will equal at least 100% of the fair market value of a share of common stock on the date the option is granted. In addition, newly elected directors may receive awards at the time of their election to the Board of Directors. The most recent awards were granted in fiscal 2024. Over the past 18 years, awards were made in fiscal years 2024, 2023, 2019, 2017, 2015, 2011 and 2007. Awards are not granted on a predetermined schedule. Also, awards are not granted during periods when Provident has undisclosed material nonpublic information to avoid improperly affecting the value of director and executive compensation.

Transition Agreement

Provident and Provident Savings Bank entered into a Transition Agreement with Mr. Blunden in connection with his transition from serving as Chief Executive Officer to becoming non-executive Chairman of the Board of Directors of both Provident and Provident Savings Bank, effective January 2, 2024. As of January 1, 2024, Mr. Blunden’s employment agreement with respect to his employment as Chief Executive Officer terminated and he is entitled to no further payments under that agreement. For his services as non-executive Chairman of Provident, Mr. Blunden receives a $4,111 monthly retainer. He is not compensated for performing services as non-executive Chairman of the Bank, but receives compensation for his committee member services.

The Transition Agreement will remain in effect for as long as Mr. Blunden remains a non-employee director of Provident. During the transition agreement term, Mr. Blunden will be reimbursed for reasonable and customary expenses incurred in connection with serving as non-executive Chairman, including monthly club dues, the business portion of his monthly club expenses, approved business travel to conferences and approved industry memberships. During the term, he also will be eligible to participate in any benefit, fringe benefit, and equity compensation plan available to directors generally, but will be personally responsible for paying his and his family’s medical, dental, life, tax preparation fees and costs. He also will have use of an automobile and office space, each as appropriate considering his position as non-executive Chairman. In addition, in 2024, the Bank transferred to Mr. Blunden Provident’s membership interest in a country club, which had an estimated value of $5,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Personnel/Compensation Committee. The Personnel/Compensation Committee of the Provident and Provident Savings Bank Boards of Directors is responsible for establishing and implementing all compensation policies of Provident, Provident Savings Bank and its subsidiaries. The Committee is also responsible for evaluating the performance of the Chief Executive Officer and approving an appropriate compensation level. The Chief Executive Officer evaluates the performance of all senior officers and recommends to the Committee individual compensation levels for approval by the Committee.

Objectives and Overview of the Compensation Program. The Personnel/Compensation Committee believes that a compensation program for executive officers should take into account management skills, long-term performance results and shareholder returns. The principles underlying our compensation policies are:

●	to attract and retain key executives who are highly qualified and are vital to the long-term success of Provident and its subsidiaries;

●	to provide levels of compensation competitive with those offered throughout the banking industry;

●	to align the interests of executives with shareholders by having a significant portion of total compensation based on meeting defined performance measures;

●	to motivate executives to enhance long-term shareholder value by helping them build their own ownership in Provident; and

●	to integrate the compensation program with the Bank’s long-term strategic planning and management process.

The Committee considers a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Provident and Provident Savings Bank on a consolidated basis with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Provident and Provident Savings Bank during the year.

Compensation Consultant. The Personnel/Compensation Committee has the authority to retain compensation advisers. Although the Committee has not retained a compensation consultant in recent years, it engaged a firm to assist it with matters related to the adoption of the 2022 Equity Incentive Plan. The Committee asked the firm to review the draft plan and description of the plan included in the Proxy Statement, and provide relevant market data and analysis to help evaluate the draft plan within the context of industry practices. The firm was retained by, and reported directly to, the Personnel/Compensation Committee, and provided no other services to Provident. Prior to engaging the firm, the Committee assessed its independence as required by Nasdaq rules and concluded that the firm was independent. The Committee reviewed and considered information provided to it by the firm and based on its review and such factors as it deemed relevant, the Committee concluded that the information it received was objective and did not raise any conflicts of interest.

Compensation Program Elements. The Personnel/Compensation Committee focuses primarily on the following three components in forming the total compensation package for our executive officers:

●	base salary;
●	annual incentive compensation; and
●	long-term equity-based compensation.

The current compensation program involves a combination of salary, at-risk incentives to reward short-term performance, and stock option and restricted stock awards to reward long-term performance. The Personnel/ Compensation Committee monitors the allocation of compensation between long-term and currently paid items on an ongoing basis, with the goal of ensuring that the allocation is competitive in the banking industry.

Base Salary. Base salary is intended to reward the executive’s ongoing performance and is based on the executive’s level of responsibility, individual ability, experience, and past and potential performance. The salary levels of our executive officers are designed to be competitive with those of executives at similarly-sized banking institutions in our geographic area which have similar operations and performance. Individual annual performance is reviewed by the Personnel/Compensation Committee or the Chief Executive Officer, as appropriate, to determine annual salary adjustments. An executive may receive a material increase in salary upon taking on materially larger duties and responsibilities. Compensation information is obtained by reviewing proxy statements and various compensation surveys including the S&P Global Market Intelligence Compensation data, the American Bankers Association Compensation Survey Report, the California Bankers Association Survey and the Employers Group Survey, among others. From these sources, the Personnel/Compensation Committee and the Chief Executive Officer create a compensation framework and set executive officer compensation based on the range of base salaries and bonuses paid, and equity awards granted, by peer companies.

Annual Incentive Compensation. Incentive compensation is intended to reward short-term performance goals, keeping compensation aligned with goals that typically improve shareholder returns. The annual incentive plan is based on Provident’s annual performance compared to the business plan and individual performance requirements. Each year, management prepares and the Board of Directors approves a one-year and three-year business plan, which establish strategic goals and objectives for Provident and each division of Provident. Each executive is responsible for his or her specific goals and the objectives outlined in the business plan, which is monitored through the use of individual action plans. Executives are graded each year on their successful completion of the action plans.

The annual incentive plan is designed to provide for a baseline bonus up to 50% of salary for the Chief Executive Officer, up to 25% of salary for senior officers, up to 12% of salary for certain managers (other than department managers) and up to 8% of salary for certain department managers. Actual bonuses may exceed the baseline if Provident performs better than the business plan and/or the individual employee performs better than the individual performance requirements. The business plan outlines a number of performance goals such as net income, return on assets, return on equity, efficiency ratio and diluted earnings per share, among others. Individual performance requirements are project related and consistent with the duties and responsibilities of the particular employee. The Personnel/Compensation Committee may use its discretion to modify a particular award or an individual’s performance requirements, although it has not typically done so.

For the year ended June 30, 2025, the named executive officers had the following performance goals with overriding consideration given to the net income component, which must be met to trigger awards under the annual incentive plan. We do not weight the individual components since meeting the net income component will result in achieving the other components with minor variances.

	Threshold	Target	Maximum	Fiscal 2025 Actual
Net income	$8,316,000	$10,395,000	$15,593,000	$6,255,000
Return on average assets	0.65%	0.82%	1.23%	0.50%
Return on average equity	6.44%	8.05%	12.07%	4.79%
Efficiency ratio	71.29%	66.67%	57.38%	78.96%
Diluted earnings per share	$1.23	$1.54	$2.30	$0.93

Under the annual incentive plan, bonuses are calculated as a percentage of base salary. For the fiscal year ended June 30, 2025, participation levels for the named executive officers expressed as a percentage of base salary at July 1, 2024 at each performance level were as follows:

	Threshold (%)	Target (%)	Maximum (%)
Donavon P. Ternes	20.0	50.0	93.8
David S. Weiant	10.0	25.0	46.9
Gwendolyn L. Wertz	10.0	25.0	46.9

We adopted clawback and compensation recovery policies which reserve the right of the Board to modify any incentive compensation agreement before the final bonus amount is determined. Additionally, we may seek to recover incentive compensation paid if any of the following are discovered: (1) unreasonable risk-taking by the employee, (2) risk-taking by the employee not specifically approved by the Chief Executive Officer or the Board, (3) actions or omissions by the employee in conflict with our policies and procedures, or (4) in the event our financial statements are subject to restatement due to misconduct, to the extent permitted by governing law.

Equity-based Compensation. Equity-based compensation is intended to attract and retain qualified personnel and non-employee directors, to provide these persons with a proprietary interest in Provident as an incentive to contribute to our success and to reward personnel for outstanding performance. Equity-based compensation functions as a long-term incentive because awards are generally made with a multiple-year vesting schedule. Awards are made either in the form of stock options or restricted stock.

The equity-based plans are administered and interpreted by the Personnel/Compensation Committee of the Provident Savings Bank Board of Directors. Under the plans, the Committee determines which officers and key employees will receive awards, the number of shares subject to each option or shares of restricted stock awarded, and the vesting of the awards. The per share exercise price of an option will equal at least 100% of the fair market value of a share of common stock on the date the option is granted. Awards are made at the discretion of the Committee and approved by the Board of Directors. In addition, newly hired employees may receive awards at the time of their employment. In determining whether to make option or restricted stock awards, the Personnel/Compensation Committee may take into account historical awards and then-current competitive conditions.

Personnel/Compensation Committee Report

The Personnel/Compensation Committee of the Boards of Directors of Provident and Provident Savings Bank has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Personnel/Compensation Committee:

Personnel/Compensation Committee:	William E. Thomas, Chair

Debbi H. Guthrie

Brian N. Hawley

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Compensation Policies and Risk

The Personnel/Compensation Committee strives to develop compensation policies and practices that discourage excessive risk-taking, that focus our executives and employees on creating long-term sustainable value for our shareholders, and that provide appropriate levels of realized compensation over time. The Personnel/ Compensation Committee believes that our compensation policies and practices should provide a blend of cash and equity, and short-term and longer-term incentives. In addition, the Personnel/Compensation Committee, with the assistance of the Chief Executive Officer, establishes goals and objectives that require a combination of individual, business unit and company-wide performance measures consistent with effective controls and sound risk management. The Personnel/Compensation Committee reports periodically to the Board of Directors, seeks Board approval of certain significant compensation policies and practices, and monitors changing market conditions that may influence the competitive landscape for attracting and retaining qualified executive management.

Summary Compensation Table

The following table shows information regarding compensation earned by our named executive officers, who are: (1) Donavon P. Ternes, our principal executive officer; (2) David S. Weiant and Gwendolyn L. Wertz, our two next most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)(3)	Total ($)
Donavon P. Ternes	2025	511,458	--	--	--	178,424	42,655	732,537
President and Chief	2024	454,187	199,080	--	--	115,411	35,675	804,353
Executive Officer
David S. Weiant	2025	297,200	--	--	--	--	35,018	332,218
Senior Vice President –	2024	287,500	99,540	--	--	--	34,271	408,212
Chief Lending Officer
Gwendolyn L. Wertz (4)	2025	251,650	--	--	--	--	31,023	282,673
Senior Vice President-
Retail Banking

(1)	Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 of the Notes to Consolidated Financial Statements in Provident’s Annual Report on Form 10-K for the year ended June 30, 2025.
(2)	Please see the table below for more information on the other compensation paid to our named executive officers in the year ended June 30, 2025.
(3)	Provident Savings Bank may provide certain non-cash perquisites and personal benefits to the named executive officers that do not exceed $10,000 in the aggregate for any individual that are not included.
(4)	Not a named executive officer in 2024.

All Other Compensation. The following table sets forth details of “All Other Compensation,” as presented above in the Summary Compensation Table.

Name	401(k) Matching Contribution ($)	ESOP Contribution ($)	Car Allowance ($)
Donavon P. Ternes	10,476	20,179	12,000
David S. Weiant	8,916	17,102	9,000
Gwendolyn L. Wertz	7,550	14,473	9,000

Employment Agreement. Provident Savings Bank entered into an employment agreement with Mr. Ternes on October 26, 2023, which became effective with his promotion to Chief Executive Officer on January 2, 2024. The agreement has a term of three years and may be renewed by the Board for an additional year each year unless the Bank or Mr. Ternes has given written notice of their intention not to extend the term of the agreement at least 90 days prior to the anniversary date. Mr. Ternes’ current base salary under the agreement is $525,000 and is subject to annual review and approval by the Board. Mr. Ternes may also receive performance-based or discretionary bonuses, as authorized by the Board. Under the agreement, Mr. Ternes is eligible to participate in all benefit programs to the same extent as employees of the Bank as well as any program made available to senior executives of the Bank, including a monthly automobile allowance. The agreement also provides for the reimbursement of expenses incurred by Mr. Ternes in the course of his employment. The agreement provides that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination.”

Severance Agreements. We extended the existing change in control severance agreements with Mr. Weiant and Ms. Wertz effective as of March 1, 2025. The agreements each have a term of one year, which may be extended for an additional year on the anniversary of the agreement’s effective date by the Board of Directors. The agreements provide for compensation in the event of an involuntary termination, other than for cause, within 12 months following a change in control of Provident or Provident Savings Bank, as described under “Potential Payments Upon Termination.”

Clawback Provision. Mr. Ternes’ employment agreement and the incentive compensation plans provide for the clawback of incentive payments, as described above under “Compensation Discussion and Analysis – Compensation Program Elements – Annual Incentive Compensation.”

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2025.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Threshold	Target	Maximum	or Units (#)(2)	Awards ($)
Donavon P. Ternes	$100,000	$250,000	$468,750	--	--
David S. Weiant	29,760	74,400	139,500	--	--
Gwendolyn L. Wertz	25,200	63,000	118,125	--	--

(1)	Amounts represent the possible payouts under our annual incentive plan.
(2)	No stock awards and no option awards were granted for the fiscal year ended June 30, 2025.

Outstanding Equity Awards

The following information with respect to unvested stock awards as of June 30, 2025 is presented for the named executive officers. The named executive officers did not have any stock options outstanding at June 30, 2025.

Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Donavon P. Ternes	21,750	337,125
David S. Weiant	10,675	165,463
Gwendolyn L. Wertz	10,675	165,463

(1)	Amounts shown are calculated using the closing price of Provident’s common stock of $15.50 on June 30, 2025.

Options Exercised and Stock Vested

The following table shows the value realized upon exercise of stock options and vesting of stock awards for our named executive officers in the fiscal year ended June 30, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donavon P. Ternes	--	--	3,750	49,650
David S. Weiant	--	--	1,675	22,177
Gwendolyn L. Wertz	--	--	1,675	22,177

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at June 30, 2025.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Donavon P. Ternes	Post-Retirement Compensation Agreement	(1)	3,295,123	--
David S. Weiant	--	--	--	--
Gwendolyn L. Wertz	--	--	--	--

(1)	Number of years of credited service is not relevant. Benefit is calculated based on whether the executive has reached age 62 at the time of retirement, or how many months remain until the executive’s 62nd birthday.

Provident Savings Bank has entered into a post-retirement compensation agreement with Mr. Ternes which provides that if Mr. Ternes terminates employment with the Bank after attaining age 62, the Bank will provide him with a monthly benefit for life equal to 50% of his final average monthly salary. The agreement also provides for early retirement benefits and payments in the event of his death or disability. These payments are described below under “Potential Payments Upon Termination."

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, retirement and death. In addition, our equity plans also provide for potential payments upon termination. The following table shows, as of June 30, 2025, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)	Disability ($)	Involuntary Termination ($)	Change in Control ($)	Early Retirement ($)	Normal Retirement ($)
Donavon P. Ternes
Employment Agreement (1)	357,458	899,505	1,900,810	1,922,356	--	637,005
Post-Retirement Compensation Agreement (2)	18,897	18,897	18,897	18,897	--	18,897
Equity Plans (3)	337,125	337,125	--	337,125	--	--
David S. Weiant
Severance Agreement (1)	--	--	630,975	630,975	--	--
Equity Plans (3)	165,463	165,463	--	165,463	--	--
Gwendolyn L. Wertz
Severance Agreement (1)	--	--	536,951	536,951	--	--
Equity Plans (3)	165,463	165,463	--	165,463	--	--

(1)	Includes cash severance and the estimated value of continued insurance benefits. Does not reflect the impact of any deferrals in the payment of the cash severance to preserve the deductibility of such severance under Section 162(m) of the Internal Revenue Code, with interest equal to 8% per annum to be paid on the amounts deferred as described below. The payments and benefits to Mr. Ternes in the event of a change in control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code. Any required reduction is not reflected in the above table. If the timing of the change in control permitted tax planning to be done, we believe that the amount of any cutbacks that may be triggered in the future could be reduced or even eliminated.
(2)	Represents the monthly benefit to the executive or the executive’s spouse for life. The lifetime benefits will be discounted to present value and paid in a lump sum.
(3)	Represents the value of unvested restricted stock awards held by the executive based on the June 30, 2025 closing price of $15.50 per share.

Employment Agreement. Mr. Ternes’ employment agreement provides for potential payments in the event of his disability, death or termination. If Mr. Ternes becomes entitled to benefits under the terms of the then-current disability plan, if any, of Provident Savings Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided by the Bank for executive employees. In the event of his disability, the employment agreement will not be suspended, except that the obligation to pay his salary will be reduced in accordance with the amount of disability income benefits he receives such that, on an after-tax basis, he will realize from the sum of disability income benefits and the salary the same amount as he would realize on an after-tax basis from the salary if the obligation to pay the salary were not reduced, provided that if Mr. Ternes is 65 years of age or older, the obligation to pay his salary shall be discontinued for as long as he is disabled.

In the event of Mr. Ternes’ death or disability while employed under the employment agreement and prior to any termination of employment, the Bank shall pay to him or his estate, or such person as he may have previously designated, the salary which was not previously paid to him and which he would have earned if he had continued to be employed under the agreement through the last day of the calendar month in which he died or became disabled, together with the benefits provided under the employment agreement through that date.

In the event of Mr. Ternes’ death or disability, or in the event of his separation from service after age 65, the Bank shall continue to provide the following benefits to him or his estate, as applicable: (1) the Bank shall continue in force, without cost to Mr. Ternes, those life and accidental death and dismemberment insurance coverages being provided by the Bank to Mr. Ternes and his spouse and his eligible dependents as of the date of such termination, provided that such coverages after Mr. Ternes’ 65th birthday may be reduced to reflect any decreases which would have occurred if he had continued to remain employed after his 65th birthday (as determined under the Bank’s coverage schedules for such insurance in place as of the date of such termination); (2) the Bank shall continue to provide to Mr. Ternes and his eligible dependents medical insurance coverage equivalent in benefits, duration and terms to that provided to him and such persons as of the date of such termination; and (3) the Bank shall continue to reimburse Mr. Ternes for the expenses outlined in Section 4(c) of his employment agreement.

The employment agreement also provides for benefits in the event of Mr. Ternes’ involuntary termination. If Mr. Ternes’ employment is terminated for any reason other than cause, death, permanent disability, retirement or change in control, or Mr. Ternes terminates his own employment because of a material diminution of or interference with his duties, responsibilities or benefits, he is entitled to payment and benefits. Specifically, the Bank must make a lump sum payment equal to the discounted present value of the aggregate future base salary payments Mr. Ternes would have received over the then remaining term of the agreement. In addition, since Mr. Ternes has reached age 65, the Bank shall also continue to provide the benefits set forth in the preceding paragraph.

If Mr. Ternes’ employment is terminated within 12 months following a change in control of Provident, or he terminates his own employment within 12 months following a change in control for any of the reasons listed in the previous paragraph, the Bank must pay him a lump sum equal to 299% of his base amount (as defined in Section 280G of the Internal Revenue Code, except that “base amount” shall be determined by excluding gains attributable to compensation related to equity awards provided by Provident), and since Mr. Ternes has reached age 65, continue to provide during Mr. Ternes’ lifetime substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of Mr. Ternes and his dependents and beneficiaries who would have been eligible for such benefits if he had not suffered involuntary termination. However, if the value of Mr. Ternes’ change in control payments exceeds the amount that could be paid without violating Section 280G (pertaining to golden parachute payments), taking into account other payments due Mr. Ternes in connection with a change in control and other amounts counted against the Section 280G limit, then the value of such lump sum and benefits shall be reduced so that Section 280G is not violated.

Mr. Ternes’ employment agreement provides that if Mr. Ternes’ aggregate compensation from the Bank exceeds the maximum amount of compensation deductible by the Bank in any calendar year under Section 162(m) of the Internal Revenue Code (the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount will be deferred with interest on the deferred amount at 8% annually to a calendar year such that the amount to be paid to Mr. Ternes in that year does not exceed the maximum allowable amount. Deferred amounts, including interest, will be paid at the earliest time permissible.

Severance Agreements. We extended Mr. Weiant’s and Ms. Wertz’s existing change in control severance agreement effective as of March 1, 2025. The agreements each have a term of one year, which may be extended for an additional year on the anniversary of the agreement’s effective date by the Board of Directors. If the employee’s employment is involuntarily terminated, other than for cause, within 12 months following a change in control of Provident or Provident Savings Bank, or the employee terminates their own employment within 12 months following a change in control because of any demotion, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of the employee’s principal place of employment more than 35 miles from the pre-change in control location, the employee would be entitled to payment and benefits. The agreements provide that the Bank must pay a lump sum payment equal to two times the employee’s then current base salary and a lump sum payment equal to two times the largest annual bonus paid to the employee during the two years prior to termination of employment. The Bank or its successor also would be obligated to continue the employee’s life, medical, dental and disability coverage for a two-year period following termination of employment.

Post-Retirement Compensation Agreement. Provident Savings Bank entered into a post-retirement compensation agreement with Mr. Ternes as of July 7, 2009. The agreement provides that if Mr. Ternes terminates employment with the Bank after having attained age 62 (which he has attained), or on account of death, disability or involuntary termination, the Bank will pay him a lump sum amount equal in value to a stream of payments, payable over his life, the annual amount of which is 50% of his final average monthly salary (reduced in the case of disability by amounts received by Mr. Ternes from any long-term disability policies maintained by the Bank). For purposes of the agreement, “final average monthly salary” is defined as the average of his highest paid 36 months of employment with the Bank determined by reference to the average gross amount of his basic monthly salary (before tax withholding and other payroll deductions), excluding bonus or incentive awards and accelerated payments of future salary. The value of this lump sum benefit is calculated using National Association of Insurance Commissioners standard mortality tables as of such date, and a discount rate equal to the lesser of the then-current prime rate or the Freddie Mac Enterprise 11th District COFI Replacement Index B Consumer Products (Single-Family).

Equity Plans. Our 2006 Equity Incentive Plan and 2010 Equity Incentive Plan provide for accelerated vesting of awards in the event of a change in control. If a change in control occurs prior to the vesting of an award, the vesting date will be accelerated to the effective date of the change in control. The 2013 Equity Incentive Plan and the 2022 Equity Incentive Plan provide for accelerated vesting of awards in the event of a change in control and involuntary termination of the award recipient within 12 months of the change in control. The 2006 Equity Incentive Plan, the 2010 Equity Incentive Plan, the 2013 Equity Incentive Plan and the 2022 Equity Incentive Plan also provide that if an award recipient’s employment terminates due to death or disability prior to the vesting of an award, the vesting date will be accelerated to the date of termination of service.

Pay Versus Performance

In August 2022 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the SEC adopted Item 402(v) of Regulation S-K, requiring information about the relationship between executive compensation actually paid to our named executive officers and Provident’s financial performance.

Year	Summary Compensation Table Total for PEO (Ternes) ($)(1)	Compensation Actually Paid to PEO (Ternes) ($)(2)	Summary Compensation Table Total for PEO (Blunden) ($)(1)	Compensation Actually Paid to PEO (Blunden) ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(3)	Net Income ($)
2025	732,537	811,603	--	--	307,446	346,103	118.05	6,255,000
2024	804,353	804,233	603,230	604,230	414,762	414,260	91.70	7,351,000
2023	--	--	951,054	905,454	570,174	537,129	89.57	8,592,000

(1)	The PEO for 2025 is Donavon P. Ternes. During the year ended June 30, 3024, Craig G. Blunden served as our principal executive officer (“PEO”) until January 2, 2024, at which time Donavon P. Ternes was promoted to PEO. The PEO for 2023 is Craig G. Blunden. The non-PEO named executive officers (non-PEO NEOs) for 2025 are David S. Weiant and Gwendolyn L. Wertz, for 2024 are David S. Weiant and TamHao B. Nguyen, and for 2023 are Donavon P. Ternes and David S. Weiant.
(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by Provident’s NEOs. For 2025, these amounts reflect the Summary Compensation Table totals with certain adjustments, as follows:

	PEO (Ternes)($)	Average of Non-PEO NEOs ($)
Summary Compensation Table total	732,537	307,446
Decrease for amounts reported under the Stock Awards column in the Summary Compensation Table	--	--
Increase for fair value at year-end of awards granted during year that remain unvested as of year-end	--	--
Increase for change in fair value from prior period year-end to vesting date of award granted in prior years that vested during the year	4,988	2,228
Increase for change in fair value at year-end of awards granted in prior years that remain unvested as of year-end	74,078	36,429
Compensation Actually Paid	811,603	346,103

(3)	Total Shareholder Return assumes $100 invested on June 30, 2022, with all dividends reinvested.

The following charts illustrate the relationship between the compensation actually paid to our named executive officers, calculated in accordance with Item 402(v) of Regulation S-K, and Provident’s total shareholder returns on a cumulative basis, assuming an investment of $100 on June 30, 2022 and all dividends reinvested, and net income over the three most recently completed fiscal years.

Compensation Actually Paid to Total Shareholder Return
$1,000,000
$900,000
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
$905,454
$89.57
$537,129
$-
$604,230
$804,233
$91.70
$414,260
$811,603
$118.05
$346,103
$-
FY2023
FY2024
FY2025
Compensation Actually Paid to PEO Blunden
Compensation Actually Paid to PEO Ternes
Average Compensation Actually Paid to non-PEO Named Executive Officers
Value of Initial $100 Investment Based on Total Shareholder Return

Compensation Committee Interlocks and Insider Participation

The members of the Personnel/Compensation Committee are Directors Thomas, Guthrie and Hawley. No members of the Committee were officers or employees of Provident or any of its subsidiaries during the year ended June 30, 2025, nor were they formerly Provident officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a say-on-pay proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Provident’s executives as disclosed in this Proxy Statement. The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Provident’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Provident’s Proxy Statement for the 2025 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Personnel/Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Personnel/Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies is to attract and retain key executives who are highly qualified and vital to our long-term success, while aligning the interests of executives with shareholders. As discussed in the Compensation Discussion and Analysis, the Personnel/Compensation Committee of the Board of Directors believes that the executive compensation for 2025 is reasonable and appropriate and is justified by Provident’s performance in a highly competitive environment. In considering how to vote on this proposal, the Board requests that you consider the following factors:

●	The Bank must offer competitive compensation packages to attract and retain well-qualified executives who are critical to Provident’s long-term success.

●	The compensation program entails a balanced approach that considers the short-term and long-term interests of shareholders and safe and sound banking practices.

●	The compensation program does not encourage excessive and unnecessary risks that would threaten the value of Provident.

●	The compensation packages are tied to specific, measurable goals, overall company performance, market data and benchmarking compensation surveys, and the executive’s role and responsibilities.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT COMMITTEE MATTERS

Audit Committee Charter. The Audit Committee operates pursuant to a charter approved by our Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and our audit process. The charter sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent registered public accounting firm, the internal audit department and management.

Report of the Audit Committee. The Audit Committee reports as follows with respect to Provident’s audited financial statements for the fiscal year ended June 30, 2025:

●	The Audit Committee has completed its review and discussion of the 2025 audited financial statements with management;

●	The Audit Committee has discussed with the independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees;

●	The Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

●	The Audit Committee has, based on its review and discussions with management of the 2025 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Provident’s audited financial statements for the year ended June 30, 2025 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee:	Judy A. Carpenter, Chair

Kathy M. Michalak

Matthew E. Webb

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended June 30, 2025. The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2026, subject to approval by shareholders. A representative of Deloitte & Touche LLP will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The following table sets forth the aggregate fees paid to Deloitte & Touche LLP for professional services rendered for the fiscal years ended June 30, 2025 and 2024.

	Year Ended June 30,
	2025	2024
Audit Fees (1)	$721,759	$739,922
Tax Fees (2)	82,170	79,616
Audit-Related Fees (3)	1,895	1,895
Total	$805,824	$821,433

(1)	Includes fees paid for the annual audit, quarterly reviews of the consolidated financial statements, and the annual audit of internal controls over financial reporting.
(2)	Primarily consists of fees related to the preparation of Provident’s income tax returns.
(3)	Primarily consists of audit related fees such as the annual subscription fee for the Deloitte Accounting Research Tool.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent registered public accounting firm in connection with its annual review of its charter. Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Committee. If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting. In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended June 30, 2025, the Audit Committee approved all, or 100%, of the services provided by Deloitte & Touche LLP that were designated as tax fees and audit-related fees as set forth in the table above.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Provident for the fiscal year ending June 30, 2026.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telecopier, e-mail or telephone without additional compensation.

Provident’s 2025 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on the voting record date. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of Provident. The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Provident’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, as filed with the SEC, will be furnished without charge to shareholders of record as of the close of business on the voting record date upon written request to Peter C. Fan, Corporate Secretary, Provident Financial Holdings, Inc., 3756 Central Avenue, Riverside, California 92506.

SHAREHOLDER PROPOSALS

Our Certificate of Incorporation provides that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, the shareholder must deliver notice of nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, the shareholder’s notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders. As specified in the Certificate of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including that person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the shareholder giving the notice. The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting the business at the meeting and any interest of the shareholder in the proposal.

Proposals of shareholders intended to be presented at next year’s annual meeting must be received by us no later than June 22, 2026 to be considered for inclusion in the proxy materials and form of proxy relating to the annual meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act. Shareholders who intend to solicit proxies in support of director nominees other than our nominees at next year’s annual meeting of shareholders must provide notice that sets forth the information required under Rule 14a-19 of the Securities Exchange Act no later than September 21, 2026.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ PETER C. FAN
PETER C. FAN
Corporate Secretary

Riverside, California

October 20, 2025

PROVIDENT
Provident Financial Holdings, Inc.

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Go to **www.investorvote.com/PROV** or scan the QR code — login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2025 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Debbi H. Guthrie, 3-Year Term	☐	☐
02 - Kathy M. Michalak, 3-Year Term	☐	☐
03 - Matthew E. Webb, 3-Year Term	☐	☐

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B Authorized Signatures — This section must be completed for your vote to counted. — Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

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046I0B

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Annual Meeting Materials are available at: http://www.edocumentview.com/PROV

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — PROVIDENT FINANCIAL HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the Board of Directors of Provident Financial Holdings, Inc. ("Provident") with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of Provident common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on Thursday, November 20, 2025, at 11:00 a.m., Pacific Time, and at any and all adjournments thereof, as follows:

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

This proxy also provides voting instructions to the Trustees of the Provident Savings Bank, F.S.B. Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3. If any other business is presented at such meeting, this proxy will be voted by the Board of Directors in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

Should the above-signed be present and elect to vote at the virtual annual meeting or at any adjournment thereof and after notification to the Secretary of Provident at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The above-signed acknowledges receipt from Provident prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated October 20, 2025, and the 2025 Annual Report to Shareholders.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

PROVIDENT
Provident Financial Holdings, Inc.

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2025 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Debbi H. Guthrie, 3-Year Term	☐	☐
02 - Kathy M. Michalak, 3-Year Term	☐	☐
03 - Matthew E. Webb, 3-Year Term	☐	☐

B Authorized Signatures — This section must be completed for your vote to counted. — Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

046IRB

Annual Meeting Materials are available at: http://www.edocumentview.com/PROV

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

REVOCABLE PROXY — PROVIDENT FINANCIAL HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the Board of Directors of Provident Financial Holdings, Inc. ("Provident") with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of Provident common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on Thursday, November 20, 2025, at 11:00 a.m., Pacific Time, and at any and all adjournments thereof, as follows:

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

This proxy also provides voting instructions to the Trustees of the Provident Savings Bank, F.S.B. Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3. If any other business is presented at such meeting, this proxy will be voted by the Board of Directors in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

Should the above-signed be present and elect to vote at the virtual annual meeting or at any adjournment thereof and after notification to the Secretary of Provident at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The above-signed acknowledges receipt from Provident prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated October 20, 2025, and the 2025 Annual Report to Shareholders.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)